ATTACHMENT A

The filing of this Form 4 shall not be construed as an adminssion that the 1,900,101 shares of are benefically owned by: (i) Southpoint Master Fund, LP, a Cayman Island exempted limited partnership (the “Master Fund”) as the holder of shares; (ii) Southpoint Fund LP, a Delaware limited partnership (the “Fund”); (iii) Southpoint Qualified Fund, LP, a Delaware limited partnership ( the “Qualified Fund”); (iv) Southpoint Offshore Fund, Ltd., a Cayman Island exempted company (the “Offshore” Fund)(v) Southpoint GP, LLC (“Southpoint GP LLC”), a Delaware Limited liability company; (vi) Southpoint Capital Advisors LLC (“Southpoint CA LLC”), a Delaware limited liability company; (vii) Southpoint Capital Advisors LP (“Southpoint Advisors”), a Delaware limited liability partnership; (ix) Roberts W. Butts, a citizen of the United States; or (x) John S. Clark II, a citizen of the Untied States. Robert W. Butts and John S. Clark II are members of each of Southpoint GP LLC and Southpoint CA LLC and limited partners of each of Southpoint Advisors and Southpoint GP. Southpoint GP LLC is a general partner of Southpoint GP. Southpoint GP is the general partner of the Fund, the Qualified Fund and the Master Fund. The Offshore Fund, the Fund and the Qualified Fund are also general partners of the Master Fund. The persons mentioned in (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), and (x) are referred to as the “Reporting Persons”.

All the above described shares may be deemed to be beneficially owned by Mr. Butts. Mr. Butts does not directly own any shares of the Company’s common stock.